EXHIBIT 5
                                                               ---------



   April 17, 2000


   Franklin Electric Co., Inc.
   400 E. Spring Street
   Bluffton, Indiana  46714

        RE: REGISTRATION ON FORM S-8 OF 210,000 SHARES OF COMMON STOCK, $0.10 PAR VALUE PER SHARE, AND THE RELATED COMMON STOCK PURCHASE RIGHTS ("COMMON STOCK")
             -----------------------------------------------------------

   Ladies and Gentlemen:

             We have acted as counsel to Franklin Electric Co., Inc., an Indiana corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 210,000 shares of Common Stock to be offered and sold pursuant to the terms of the Franklin Electric Co., Inc. Amended and Restated 1996 Nonemployee Director Stock Option Plan (the "Plan").

             In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein. We have also assumed that the Plan will have been approved by the shareholders of the Company, as required under the terms and conditions of the Plan, prior to the exercise of any options granted under the Plan. Based upon the foregoing, it is our opinion that those shares of the Common Stock that are originally issued shares, when issued upon the exercise of an option granted under the Plan and subject to the terms and conditions thereof, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By:  /s/ Robert J. Regan
                                           ---------------------------
                                           Robert J. Regan
   RJR:dpm